Exhibit r.2

StoneCastle Asset Management LLC

Code of Ethics

August 31, 2014

INTRODUCTION

Stone Castle Asset Management, LLC (the “Advisor”) is committed to the highest ethical standards and to conducting its business with the highest level of integrity. All Employees are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Ethics (the “Code”). Capitalized terms not defined in the body of the text of this Code are defined at the end of the Code.

All Employees must acknowledge in writing that they have received, understand, and will abide by the policies and procedures contained in this Code, upon commencement of employment, annually and upon any material change to this Code.

This Code includes certain forms that Employees can use to make disclosures or seek pre-clearances. In some situations it may be impractical for an Employee to print, execute, and submit a paper form. In these instances Employees may generally complete, sign, and submit the form electronically, inserting “/s/ NAME” in the signature line.

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients.  Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•                  The adviser’s fiduciary duty to its clients;

•                  Compliance with all applicable Federal Securities Laws;

•                  Reporting and review of personal Securities transactions and holdings;

•                  Reporting of violations of the code; and

•                  The provision of the code to all Supervised Persons.

Risks

In developing these policies and procedures, the Advisor considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

•                  Employees do not understand the fiduciary duty that they, and the Advisor, owe to Clients;

•                  Employees and/or the Advisor fail to identify and comply with all applicable Federal Securities Laws;

•                  Employees do not report personal Securities transactions;

•                  Employees trade personal accounts ahead of Client accounts; and

•                  Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Code, are not reported to the CCO and/or appropriate supervisory personnel.

The Advisor has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, the Advisor and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets.  The CCO administers the Code of Ethics.  All questions regarding the Code should be directed to the CCO.  Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Advisor to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Code.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees.  Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Advisor’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients.  As a fiduciary, the Advisor must act in its Clients’ best interests.  Neither the Advisor, nor any Employee should ever benefit at the expense of any Client.  Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about the Advisor’s business practices, with their direct supervisor.  However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.  Supervisors are expected to discuss perceived risks or concerns about the Advisor’s business practices directly with the CCO.

Reporting Violations

Improper actions by the Advisor or its Employees could have severe negative consequences for the Advisor, its Clients, and its Employees.  Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO.  Issues can be reported to the CCO in person, or by telephone, email, or written letter.  Reports of potential issues may be made anonymously.  Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter.  Any problems identified during the review will be addressed in ways that reflect the Advisor’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by Executive Officers.  Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal.  If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing.  Violations may also subject an Employee to civil, regulatory or criminal sanctions.  No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself.  All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

The Advisor distributes this Code of Ethics to each Employee upon the commencement of employment, annually and upon any change to the Code of Ethics or any material change to another portion of the Code of Ethics.

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Advisor’s Code of Ethics.  Each Employee should complete the attached Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually and following any material change to the Code.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including the Advisor, Employees, and current or prospective Clients.  Any failure to identify or properly address a conflict can have severe negative repercussions for the Advisor, its Employees, and/or Clients.  In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

The Advisor’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest.  However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts.  Conflicts of interest that involve the Advisor and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of the Advisor and its Employees.  If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients.  Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or have been unfairly disadvantaged.  Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients or has not been appropriately addressed.

It may sometimes be beneficial for the Advisor to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients:  trades should avoid actual improprieties, as well as the appearance of impropriety.  Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

The Advisor’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically include accounts held by immediate family members sharing the same household.  Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts.  Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Advisor requires Employees to provide duplicate account statements to the CCO for review for all brokerage accounts.  The SEC defines “Reportable Securities,” to include any Security, except:

•                  Direct obligations of the Government of the United States;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•                  Shares issued by money market funds;

•                  Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by the Advisor or an affiliate;

•                  Interests in 529 college savings plans; and

•                  Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Advisor or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies.  However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Advisor’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must pre-clear all personal securities transaction, including IPOs or private placements, except as provided in Rule 204A-1 under the Advisers Act (e.g., money market funds, open-end mutual funds not advised by the Advisor and its affiliates and accounts over which an Employee has no direct influence or control).  The Advisor may disapprove any proposed transaction, particularly if the transaction poses or appears to pose a conflict of interest or otherwise appears improper.

Employees must use the attached Trade Pre-clearance Form to seek pre-clearance.  All pre-clearance requests must be submitted to the CCO or her designee.  The CEO or his designee will be responsible for approving the CCO’s pre-clearance requests.

Reporting

The Advisor collects information regarding the personal trading activities and holdings of all Employees.  Employees must provide duplicate brokerage account statements in lieu of submitting quarterly reports regarding Securities transactions and newly opened accounts.  In addition, Employees are required to provide a report of holdings and existing accounts on an annual basis and upon commencement of employment.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.  Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).  Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees must instruct the institution hosting their accounts to send the CCO or a designee duplicate account statements.  The CCO must receive all such statements within 30 days of the end of each calendar quarter.  Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on a quarterly reporting form.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings.  Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee.  Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above.  Employees should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements.  Specifically, an Employee is not required to submit:

•                  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•                  Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.  In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

The Advisor’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.  Accordingly, the CCO, or her designee, will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•                  Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•                  Trading opposite of Client trades;

•                  Trading ahead of Clients; and

•                  Trading that appears to be based on Material Non-Public Information.

The CCO, or her designee, will review all duplicate account statements submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary.  Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

The Advisor will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.  All Client requests for the Advisor’s Code of Ethics should be directed to the CCO.  The Advisor’s Code of Ethics is disclosed publicly on the SEC’s website as part of the Closed-End Investment Company’s registration statement.

Closed-End Investment Company

The Advisor serves as investment adviser to the Closed-End Investment Company.  As the Closed-End Investment Company is subject to the rules and regulations of the Investment Company Act of 1940, as amended, separate compliance procedures may apply to the Closed-End Investment Company which will not apply to the Advisor with respect to its non-registered Clients (i.e., private investment funds and managed accounts).  Any separate policies and procedures that apply to the Closed-End Investment

Company that are not included herein will be set forth in the Closed-End Investment Company’s compliance manual.

The Closed-End Investment Company is also required to, and has, adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act.  The code of ethics of the Closed-End Investment Company is disclosed publicly on the SEC’s website.

Recordkeeping

The Company shall maintain the following records at its principal office:

•                  This Code and any related procedures, and any Code that has been in effect during the past five years shall be maintained in an easily accessible place;

•                  A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•                  A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 4, to be maintained in an easily accessible place;

•                  A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•                  A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an IPO or in a Private Placement, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

The Advisor’s service provider shall maintain the following records at its principal office:

•                  A copy of the duplicate brokerage statements and/or confirmations for the account of an Employee will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

DEFINITIONS

The following defined terms are used throughout this Code of Ethics.

•                  Access Person — An Access Person is an Employee who has access to non-public information regarding any Client’s trading, who is involved in making securities recommendations to Clients, or who has access to non-public securities recommendations.  All Employees of the Advisor are Access Persons (as defined below).

•                  Advisers Act — The Investment Advisers Act of 1940.

•                  Automatic Investment Plan — A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•                  Beneficial Interest — An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security.  An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•                  CCO — Rachel Schatten, the Advisor’s Chief Compliance Officer and General Counsel.

•                  CEO — Joshua Siegel, the Advisor’s Chief Executive Officer and Managing Partner.

•                  Clients — Individuals and entities for which the Advisor provides investment advisory services.

•                  Closed-End Investment Company — StoneCastle Financial Corp.

•                  Employees — Pursuant to a staffing agreement, certain officers and employees of the Advisor’s affiliates.

•                  Exchange Act — The Securities Exchange Act of 1934.

•                  Federal Securities Laws — The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•                  Investment Company Act — The Investment Company Act of 1940, as amended.

•                  IPO — An initial public offering.  An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•                  Material Non-Public Information — Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision.  Employees should consult with the Advisor’s CCO about any questions as to whether information constitutes Material Non-Public Information.

•                  Private Placement — Also known as a “Limited Offering.”  An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•                  Security — The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things.  “Security” is also defined to include any instrument commonly known as a security.  Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

•                  SEC — The Securities and Exchange Commission.

•                  Securities Act — The Securities Act of 1933.

•                  Supervised Person — Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the Advisor’s supervision and control.

Attachment —Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by StoneCastle’s Code of Ethics.  I understand that any questions about StoneCastle’s Code of Ethics should be directed to the CCO, Rachel Schatten.

Print Name:

Signature:

Date:

Trade Pre-Clearance Form

Transaction Type:  Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.                    I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.                    The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision: